Footnote 1 to Table II of Form 4 filed by Stratton K. Murphy on February 15, 2005

 (1)     On February 11, 2005, the reporting person entered into a prepaid variable forward contract  ("Contract") with an  unaffiliated  third party buyer
("Buyer")  pursuant to a Master  Agreement  dated  February 11, 2005. The
Contract  obligates  the  reporting  person to deliver to the Buyer up to
140,080  Common  Shares (or an equivalent amount of cash,  if elected by him)
on the Maturity  Date of the  Contract  (i.e.,  August 13, 2012,  or an earlier date if the parties  agree to  terminate  the  Contract  early).  In exchange for  assuming  this  obligation,  the reporting  person  received a cash payment of  $3,144,320.08  as of the date of entering  into the  Contract.  The reporting  person pledged 140,080 Common Shares (the "Pledged  Shares") to secure its obligations  under the Master Agreement,  and  retained  voting rights in the  Pledged  Shares  during the period of the pledge.  The  reporting person will pay to Buyer all dividends  received on the Pledged Shares during the term of  transaction.  The number of shares to be  delivered  to the Buyer on the  Maturity  Date is to be  determined  as  follows,  on the basis of prices of the Common Shares that are subject to adjustment for events specified in the Master Agreement:

•        If the  price per  share of the  Common  Shares  on the  Maturity
         Date is less than or equal to  $30.9644 (i.e.,  the "Initial  Share
         Price," which is the price on the date of entering  into the
         Contract),  the reporting person will deliver to the Buyer the entire amount of Pledged Shares;

•         If the price per share of the Common  Shares on the Maturity  Date is between the Floor Price and $55.7359 (the "Cap  Price"),  the
         reporting  person  will  deliver to the Buyer a number of shares determined  by multiplying the Pledged Shares by the Floor Price,  and dividing the resulting  number by the price of the Common Shares on the Maturity Date;

•         If the price per share of the  Common  Shares on the  Maturity  Date is greater  than the Cap  Price,  the reporting  person  would deliver to the Buyer a number of shares  determined  by  reference  to a formula specified  in the contract  that would result in the reporting  person being  obligated to deliver  fewer than the number of Pledged Shares.